Exhibit 99.1
For More Information:

TAG-IT PACIFIC, INC.
3280 South Hill Street
Los Angeles, California 90037
(323) 234-9606
CONTACT:   Colin Dyne
           Chief Executive Officer
           Ronda Sallmen
           Chief Financial Officer

For Immediate Release:

Tag-It Pacific, Inc. Announces the Signing of a Major Supply Contract With Azteca Production International, Inc.

Three Year, $30 Million Contract is Immediately Accretive

     LOS ANGELES--Jan. 4, 2001-- Tag-It Pacific Positioned for Strong Growth in 2001 Tag-It Pacific, Inc. (AMEX:TAG), the world's leading single-source provider of trim to the apparel industry, is pleased to announce that the Company has entered into a major agreement with Azteca Production International, Inc. that leverages the Company's Tag-It-Turnkey (TM) business-to-business e-commerce platform.

     Colin Dyne, Chief Executive Officer of Tag-It Pacific said, "We are extremely pleased to add Azteca Production International, one of the world's largest manufacturers of denim apparel, to our list of customers. Not only does this contract validate our operating model, but it immediately adds substantial revenues and incremental profit." With the three-year agreement with Azteca Production International, Inc., the Company anticipates volume to be approximately $15 million per annum with a minimum contractual guarantee of $10 million per annum.

     As a term of the agreement, Tag-It Pacific will purchase a portion of existing trim inventory from Azteca. This inventory was acquired to take over the trim procurement process from Azteca and will be used to supply Azteca's current production over the near term. The inventory was purchased with the issuance of one million shares of Tag-It Pacific's restricted common stock. These restricted shares were issued at $4.00 per share, the market price of the Company's common stock on the closing date of the transaction. Mr. Dyne concluded, "This deal considerably strengthens the profile of Tag-It Pacific and cements our position as the world's leading single-source provider of trim for the denim and twill industry. We are poised for an excellent year of growth both financially and strategically."


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About Tag-It Pacific

     Tag-It Pacific is a single-source provider of complete brand identity programs and products as well as Web-based distribution and logistics systems to manufacturers of fashion driven apparel and to the licensed consumer products industries. The Company designs, produces and distributes woven and leather labels, paper hanging and bar-coded tags, metal jeans buttons and sewing thread, and zippers and injection-molded boxes. Tag-It Pacific also designs and/or manufactures products for a variety of major brand and private label oriented companies including Tarrant Apparel Group, Calvin Klein, Tommy Hilfiger, A/X Armani Exchange, Warner Bros., Express, Lerner and Swank, among others.

     Tag-it Turnkey is the Company's proprietary business-to-business e-commerce system. This system is a complete supply-chain management system that allows the Company to provide its customers with a customized, comprehensive system for the management of their brand identity programs. Tag-it Turnkey provides customers with assistance in their ordering, production, inventory management and just-in-time worldwide distribution of their trim and packaging requirements. Traditionally, manufacturers of apparel products have been required to operate their own apparel trim departments, which require a significant amount of infrastructure to coordinate the buying of trim products from a large number of vendors. Inefficient trim departments result in production delays. Tag-it Turnkey helps eliminate a manufacturer's need to maintain a trim department in an efficient and cost-effective manner.

Forward-Looking Statement Disclosure

     With the exception of the historical information, the matters discussed above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All forward-looking statements are subject to a number of risks and uncertainties, including the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of the Customer of systems with similar or better functionality to Tag-It Turnkey, pricing pressures and other competitive factors, the unanticipated loss of one or more major customers, unpredictability of future revenues and cash flow requirements, potential fluctuations in quarterly operating results, seasonality, risks associated with system development in connection with Tag-It Turnkey, management of potential growth, and risks of new business areas, business combinations, and strategic alliances. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, which should be read in conjunction herewith and may be obtained from Tag-It Pacific's Investor Relations Department. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statement herein or to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.